Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

General Moly and its Largest Shareholder, AMER, Agree to Two-week Extension to Close $6 Million Tranche 2 Private Placement and
General Moly Reports on Ruling from Nevada Supreme Court

LAKEWOOD, COLORADO, September 29, 2017 — General Moly, Inc. (the “Company”) (NYSE MKT and TSX: GMO), the only western exchange listed, pure-play molybdenum mineral development company, and its largest shareholder AMER International Group (“AMER”) announced that they will extend the date to close the second tranche of the parties’ three-tranche financing agreement to October 16, 2017, approximately two weeks from the previous close date of September 30, 2017.

All other aspects of the parties Amendment No. 2 to Investment and Securities Purchase Agreement (Amendment No. 2) announced on August 8, 2017 remain unchanged.  Upon close of Tranche 2, General Moly will issue 14,634,146 shares to AMER, priced at the volume weighted average price (“VWAP”) for the 30-day period ending August 7, 2017 (date of Amendment No. 2) of $0.41 per share for a private placement of $6.0 million by AMER.

Tranche 3 is a $10.0 million private placement for 20 million shares, priced at $0.50 and conditioned upon the reissuance of water permits for the Mt. Hope Project or the earlier completion of a joint business opportunity involving issuance of more than 10.0 million shares of GMI common stock.  Tranche 3 may be subject to General Moly stockholder approval.

Additionally, on September 27, 2017, the Nevada Supreme Court issued its Opinion affirming the Nevada District Court’s March 2016 Order which vacated the water permits concerning the Mt. Hope Project.  The Company and the Nevada State Engineer had challenged the District Court’s Order last year.

In 2016 the Company filed new water applications with the Nevada State Engineer for the full quantity of water necessary to construct and operate the Mt. Hope Project.  Action on those applications was pending, awaiting the decision that was presented by the Nevada Supreme Court earlier this week.  The process should start to move ahead to schedule a hearing before the Nevada State Engineer for the Company to present evidence of the Company’s ability to mitigate any potential impacts to senior water right holders in the basin and to ultimately grant the new applications.

Bruce D. Hansen, General Moly’s Chief Executive Officer said, “The Tranche 2 funding extension relates to unanticipated process delays. It has no impact on AMER’s relationship with General Moly and its commitment to support eventual development of the Mt. Hope Project in Nevada.  We also continue to work with AMER to evaluate other potential base metal business development opportunities.

“In regards to the Nevada Supreme Court Opinion, we are disappointed in the results, but are pleased that we can now move forward with the Nevada State Engineer on the new water applications for our majority-owned Mt. Hope Project.  We anticipate that we can complete the process and obtain new permits along with receipt of a Record of Decision during 2018, which we anticipate may coincide with the continuing improvement in the molybdenum market for higher prices for a development decision of the Mt. Hope Project. We are confident in our ability to present evidence of the proper use of the water for the Mt. Hope Project and look forward to presenting evidence of our ability to mitigate any potential impacts to individual water right holders in the same basin.  Now with a decision, our goal to achieve water permits and follow through with the eventual development and operation of the Mt. Hope Project can move forward.”

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About General Moly

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest pure-play primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain a re-grant of its water permits and Record of Decision, ability to maintain required federal and state permits to continue construction, and commence production, ability to raise required project financing, ability to respond to adverse governmental regulation and judicial outcomes, and ability to maintain and/or adjust estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward-looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.